Exhibit 99.1

 Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

and 5 Percent Stock Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – October 12, 2016

On October 11, 2016, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.13 per common share, payable on November 8, 2016, to shareholders of record at the close of business on October 25, 2016. Including the dividend that was just declared, cash dividends for the year 2016 will total $0.52 per share, representing an increase of $0.01 or 2 percent above the year 2015. Also on October 11, 2016, a 5 percent common stock dividend was declared, payable on December 13, 2016, to shareholders of record at the close of business on October 25, 2016.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519